Putnam Voyager Fund, January 31, 2013, semi annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1   (000's omitted)

Class A   33,753
Class B   640
Class C   486
Class M   174

72DD2   (000's omitted)

Class R   172
Class R5  -
Class R6  -
Class Y   4,208

73A1

Class A   0.259
Class B   0.115
Class C   0.067
Class M   0.155

73A2

Class R   0.200
Class R5  0.282
Class R6  0.291
Class Y   0.316

74U1	(000s omitted)

Class A	  127,941
Class B	  5,343
Class C	  6,766
Class M	  1,084

74U2	(000s omitted)

Class R	  771
Class R5  -
Class R6  -
Class Y	  12,780

74V1

Class A	  23.27
Class B	  19.58
Class C	  21.53
Class M	  21.40

74V2

Class R	  22.84
Class R5  24.36
Class R6  24.36
Class Y	  24.30


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.